Exhibit 10.72

Embassy Suites

Anchorage, AK

PURCHASE AGREEMENT

by and between

DENALI LODGING, LLC

as “SELLER”

and

APPLE NINE SERVICES ANCHORAGE, LLC

as “BUYER”

Dated as of March 16, 2010

i

8.2	Operations	18

8.3	Third Party Consents	19

8.4	Employees	20

8.5	Estoppel Certificates	20

8.6	Access to Financial Information	20

8.7	Bulk Sales	20

8.8	Indemnification	20

8.9	PIP Escrow	23

8.10	Liquor Licenses	23

ARTICLE IX	CONDITIONS FOR CLOSING	24

9.1	Buyer’s Conditions for Closing	24

9.2	(Intentionally Omitted)	25

ARTICLE X	CLOSING AND CONVEYANCE	25

10.1	Closing	25

10.2	Deliveries of Seller	25

10.3	Buyer’s Deliveries	27

ARTICLE XI	COSTS	27

11.1	Seller’s Costs	27

11.2	Buyer’s Costs	28

ARTICLE XII	ADJUSTMENTS	28

12.1	Adjustments	28

12.2	Reconciliation and Final Payment	30

12.3	Employees	30

ARTICLE XIII	CASUALTY AND CONDEMNATION	30

13.1	Risk of Loss; Notice	30

13.2	Buyer’s Termination Right	31

13.3	Procedure for Closing	31

ARTICLE XIV	DEFAULT REMEDIES	31

14.1	Buyer Default	31

14.2	Seller Default	31

14.3	Attorney’s Fees	32

ARTICLE XV	NOTICES	32

ARTICLE XVI	MISCELLANEOUS	33

16.1	Performance	33

16.2	Binding Effect; Assignment	33

16.3	Entire Agreement	33

16.4	Governing Law	33

16.5	Captions	33

16.6	Confidentiality	33

16.7	Closing Documents	34

16.8	Counterparts	34

16.9	Severability	34

16.10	Interpretation	34

16.11	(Intentionally Omitted)	34

16.12	Further Acts	34

16.13	Joint and Several Obligations	34

SCHEDULES:

Schedule 1	Hotel Specific Data

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	List of Vehicles to be Conveyed
Exhibit H	Excluded Assets
Exhibit I	New Management Contract

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the 16th day of March, 2010, by and between DENALI LODGING, LLC, a Colorado limited liability company (“Seller”), with its principal office c/o Stonebridge Companies, 9100 East Panorama Drive, Suite 300, Englewood, Colorado 80112, and APPLE NINE HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A.            Seller is the fee simple owner of the hotel property known as the Embassy Suites Anchorage located at 600 East Benson Boulevard, Anchorage, Alaska 99503

B.            Buyer is desirous of purchasing such hotel property from Seller, and Seller is desirous of selling such hotel property to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

1.1           Definitions.  The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

“Advance Bookings” shall mean and include any payments or reservations for a date or time period following Closing for future public functions, banquets or rooms in the Hotel.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable.  For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Manager” means a Manager who is an Affiliate of Seller.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean Embassy Suites.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the State of Colorado or the State in which the Hotel is located.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(b).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f).

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(d).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Excluded Assets” shall mean the property described in Exhibit “H”

“Extension Notice” shall have the meaning set forth in Section 3.5.

“FF&E” shall mean all tangible personal property and fixtures of any kind used at, on or in connection with the Property (specifically excluding personal property (i) owned by guests of the Hotel, (ii) leased by Seller pursuant to an FF&E Lease or (iii) constituting Excluded Assets attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing)), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.  A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchise Agreement” shall mean the franchise agreement dated June 23, 2003 between Seller and Franchisor.

“Franchisor” shall mean Hilton Worldwide, Inc. or its Affiliate.

“Hotel” shall mean the hotel located on the Land, including all Improvements and Personal Property associated therewith, known generally as the Embassy Suites Anchorage.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(c).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, including, without limitation, all improvements and amenities and facilities related to the Hotel.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Knowledge” or “known to” or similar statements shall mean, with reference to Seller, the actual knowledge of Navin C. Dimond and the knowledge after reasonable inquiry by Seller of the general manager of the Hotel, the Senior Vice President of Hotel Operations and the Vice President of Hotel Operations of the Manager.

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, Advance Bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.10.

“Management Agreement” shall mean the management agreement between to be executed by Buyer and Manager on or before Closing in the form agreed upon by the parties.

“Manager” shall mean Stonebridge Realty Advisors, Inc. d/b/a Stonebridge Companies.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Other Property” shall have the meaning set forth in Section 16.14.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel:  the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, the Franchise Agreement, Utility Reservations and Advance Bookings, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records:  Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Leases; but excluding from the above the Excluded Assets.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Franchisor), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager or which are readily available to Seller or obtainable by Seller upon request (including, without limitation, any of the foregoing that may be obtainable from the Franchisor), that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, but excluding Seller’s partnership tax returns, financial information, business plans and projections prepared for internal partnership disclosure purposes and partner’s K-1 and any and all appraisals and internal communications of Seller, provided that Seller shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts relating to the Property.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks and other identifying material and all variations thereof used in connection with the Property, together with all related goodwill (it being understood and agreed that the Brand or the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer), but excluding Tradenames and marks associated with “Pi” restaurant and bar which shall remain with Seller.  Notwithstanding the aforesaid exclusion, Buyer shall have the right to use, at no cost, the Tradenames and marks associated with “Pi” restaurant and bar so long as Manager is managing the Hotel.

“Utility Reservations” shall mean the right to receive immediately on and after Closing and consume thereafter (subject to payment of customary consumption charges) water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property.  Seller shall be responsible for (or shall cause Manager to be responsible for) any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

2.1           Purchase and Sale.  Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof.  All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any Hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2           Purchase Price.  Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Forty-two Million and 00/100 Dollars ($42,000,000.00) (the “Purchase Price”).

2.3           Allocation.  Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property comprising the Property.  In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.4           Payment.  The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), and taking into account any adjustments to the Purchase Price provided for in this Contract, shall be paid to Seller in cash or immediately available funds by wire transfer at the Closing of the Property.  At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer.

2.5           Earnest Money Deposit.

(a)           Within two (2) Business Days following the full execution and delivery of this Contract, Buyer shall deposit the sum of Fifty Thousand and No/100 Dollars ($50,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Earnest Money Deposit”) with the Title Company (“Escrow Agent”).  If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer.

(b)           If Buyer has not elected to terminate this Contract on or before the expiration of the Review Period, Buyer, within two (2) Business Days after the expiration of the Review Period, shall deposit with the Escrow Agent the additional sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Second Earnest Money Deposit”), which sum shall be held by Escrow Agent, together with the Initial Earnest Money Deposit, as earnest money.  The Initial Earnest Money Deposit, the Second Earnest Money Deposit and the Extension Deposit (if any) deposited pursuant to Section 3.5, together with all interest earned thereon, are collectively referred to as the “Earnest Money Deposit”.

(c)           Upon the expiration of the Review Period, the Earnest Money Deposit shall become non-refundable and shall either be applied to the Purchase Price at Closing as provided in Section 2.4 of this Contract, or refunded to Buyer or paid over to Seller as provided in Article III, Article IV, Article V, Article IX and Article XIV of this Contract.

(d)           The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”).  The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive the Earnest Money Deposit and to be reportable by such party for income tax purposes.

ARTICLE III
REVIEW PERIOD

3.1           Review Period.  Buyer shall have a period through 6:00 p.m. Eastern Daylight Time on the date that is thirty (30) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to in writing by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, engineering, physical condition, structural, mechanical, environmental, zoning, economic, permit status, franchise status, marketing and economic data, financial statements and information, property statements franchise agreements, loan documents and other documents and information related to the Property and the business of the Hotel.  Within five (5) days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer and, with respect to the items listed in paragraphs (a), (c), (d) and (f) of this Section 3.1, to the extent within Seller’s possession and control or readily available to or obtainable upon request of Seller or to which Seller has access or may obtain from Manager, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a)           All Warranties and Licenses relating to the Hotel or any part thereof;

(b)           Income and expense statements and budgets for the Hotel, for the current year to date and for two (2) prior years, including all income and expense statements prepared or provided by the existing manager or any affiliated or third party auditor or other financial advisor (collectively, the “Financial Statements”); provided, however, the foregoing shall not, in any manner, be deemed to relieve Seller of its obligation to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6 below;

(c)           All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d)           Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel.  If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e)           All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f)            All notices received from governmental authorities in connection with the Hotel for the current year and each of the three (3) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans and specifications for development of the Hotel.  At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event:  (i) the Initial Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2           Due Diligence Examination.  At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable prior notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”).  Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder.  Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the Franchise Agreement.

3.3           Restoration.  Buyer shall defend, indemnify and save harmless Seller and Manager from and against any loss, expense (including reasonable attorneys’ fees) or damage incurred or suffered by Seller, by reasons arising out of, caused by or connected with the examinations and studies of the Property conducted by Buyer, its agents or contractors; provided, however, Buyer shall not be responsible for any pre-existing conditions that may be encountered during the activities conducted by Buyer or its agents on the Property during the Review Period.  Buyer covenants and agrees, prior to performing any intrusive activities on the Property during the Due Diligence Examination, to provide reasonable prior notice to Seller of the nature of such activities and to obtain the approval of Seller with respect to such activities, which approval shall not be unreasonably withheld, conditioned or delayed.  Buyer further covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

3.4           Seller Exhibits.  Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D-1, D-2, E and F.  In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV
SURVEY AND TITLE APPROVAL

4.1           Survey.  Seller has delivered to Buyer true, correct and complete copies of the most recent survey of the Real Property.  In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2           Title.  Seller has delivered to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property.  Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by Chicago Title Company - 5501 LBJ Freeway, Ste. 200,  Dallas, Texas 75240 Attn: Debby Moore (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property.  Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3           Survey or Title Objections.  If Buyer discovers any title or survey matter which is objectionable to Buyer (each such objectionable title or survey matter a “Title Defect”), Buyer may provide Seller with written notice of its objection to any such Title Defect at any time prior to the expiration of the Review Period, together with copies of all exceptions noted in such Title Commitment or on such Survey.  If Buyer fails to so object in writing to any Title Defect set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same.  If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Review Period, Seller shall elect either to attempt to cure or not cure any Title Defect by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any Title Defect, Seller shall be given until the Closing Date to cure any such Title Defect.  In the event Seller shall fail to cure a Title Defect which Seller has committed in writing to cure prior to Closing, or if a new Title Defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, such events shall not constitute a default by Seller hereunder; however, in such case Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon.  The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and Title Defects arising after the Review Period or which are not disclosed by the Title Commitment and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.”  In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor encumbering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

Seller has entered into the Franchise Agreement for the operation of the Hotel.  At the Closing, Seller shall assign its interest in the Franchise Agreement to Buyer (although Seller shall remain liable for all of its obligations arising under the Franchise Agreement prior to the Closing Date), and Buyer shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of the Franchisor, where applicable, to such assignment and assumption and subject to such amendments thereto as may be required or otherwise agreed to by Buyer (including, without limitation, such amendments as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure).  Notwithstanding the foregoing, Buyer covenants and agrees to request that the Franchisor enter into a new franchise agreement with Buyer, effective as of the Closing Date, to replace the existing Franchise Agreement, and, if permitted by the Franchisor without additional cost, expense or delay, Buyer shall, in lieu of taking an assignment of Seller’s interest in the Franchise Agreement, enter into a new franchise agreement with the Franchisor, effective as of the Closing Date, replacing the existing Franchise Agreement and containing terms and conditions acceptable to Buyer.  In such case, Seller and the Manager and the Franchisor shall terminate the existing management agreement for the Hotel and the Franchise Agreement as of the Closing Date, and Seller shall be solely responsible for all claims and liabilities arising thereunder.  Seller shall convey the Property free and clear of any existing management agreement and/or rights of the Manager and shall obtain the Manager’s consent to the termination of Seller’s existing management agreement, and Seller shall cause the Manager to enter into a new Management Agreement with Buyer at Closing in the form attached hereto as Exhibit “I”.  With respect to the Franchise Agreement, Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate in all reasonable respects with Buyer, to obtain the Franchisor’s written consent to the Manager and the new Management Agreement (if required) and to the assignment to Buyer of the Franchise Agreement (or to a new franchise agreement, as the case may be), together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand, and it shall be a condition to Closing for Buyer and Seller that the Franchisor provide such consents.  Any fees charged by the Franchisor related to the assignment and amendment of the Franchise Agreement (or to the termination of the Franchise Agreement, as applicable, and the execution of a new franchise agreement, as the case may be), including but not limited to, the payment of license, application, transfer and similar fees thereunder, shall be paid by Buyer, and Buyer shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Buyer, in each case, incurred in connection with such assignment and/or termination and execution of new agreements.  Seller shall be responsible for (i) all costs of terminating Seller’s existing management agreement with the Manager (including without limitation all termination and cancellation fees and/or penalties), (ii) all costs of entering into a new Management Agreement with the Manager (except for Buyer’s attorneys fees, which shall be paid by Buyer).  Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with each such assignment and amendment (or in connection with a new franchise agreement, as the case may be), and Seller and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI
BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract.  Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1           Representations, Warranties and Covenants of Seller.  Seller hereby represents, warrants and covenants to Buyer as follows:

(a)           Authority; No Conflicts.  Seller is a limited liability company and is duly formed, validly existing and in good standing in the state of Colorado.  Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract.  No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller.  Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b)           FIRPTA.  Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c)           Bankruptcy.  Neither Seller nor, to the knowledge of Navin C. Dimond, any of Seller’s partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d)           Property Agreements.  A complete list of all FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2.  The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel.  There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1.  The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and, to the knowledge of Seller, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default, and Seller has received no notice of any such default or circumstances.  No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e)           Pending Claims.  To the knowledge of Seller, there are no, and Seller has not received any notice of any: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Manager or any managing member or general partner of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes, except as set forth in the Title Commitment, or (iii) pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof.  There are no pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to the knowledge of Seller, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f)            Environmental.  To the knowledge of Seller, with respect to environmental matters: (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Manager or the Affiliates, consultants, contractors or agents of Seller or the Manager.  As used in this Contract:  “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, (6) microbial or fungal matter or mold, or (7) any other substance that is regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning protection of human health, safety or the environment (collectively, “Environmental Requirements”).  As used in this Contract, “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g)           Title and Liens.  To Seller’s knowledge and except as disclosed in the Title Commitment, Seller has good and marketable fee simple absolute title to the Real Property.  Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or, to the knowledge of Seller, threatened or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h)           Utilities.  All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are currently available to service the Hotel and, to the knowledge of Seller are available in sufficient quantities to operate the Hotel as currently operated and all installation, connection or “tap-on”, and currently due and owing usage and similar fees have been paid.

(i)            Licenses, Permits and Approvals.  Seller has not received any notice, nor has any knowledge, that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated.  To the knowledge of Seller, Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing, except as set forth in Exhibit D-1.  No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a governmental authority for transfer of the Property, except as set forth in Exhibit D-2.

(j)            Financial Statements.  Seller has delivered copies of all prior and current Financial Statements for the Hotel, including all operating statements and monthly financial statements for the Hotel.  Each of such statements is complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby.  Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no other independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements, all of which have been provided to Buyer.

(k)           No Material Adverse Change.  Since the end of the period covered by the Financial Statements, there has not been any material adverse change in the business, operations, properties, prospects, results of operations or condition (financial or otherwise) of the Hotel, and no event has occurred or circumstance exists that may result in such a material adverse change.

(l)            Employees.  All employees employed at the Hotel are the employees of the Manager or an affiliate of Manager.  There are, to the knowledge of Seller, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller, the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(m)          Operations.  The Hotel has, to the knowledge of Seller, at all times during the period of the ownership thereof by Seller or its Affiliates been operated by the Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

(n)           Management Agreement and Franchise Agreement.  Seller has furnished to Buyer a true and complete copy of the Franchise Agreement which constitutes the entire agreement of the parties with respect to the subject matter thereof and which has not been amended or supplemented in any respect except.  Except for the existing management agreement and the Franchise Agreement, there are no other franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property.  The Improvements comply with, and the Hotel is being operated in accordance with, all requirements of the existing management agreement and the Franchise Agreement and all other requirements of the existing manager and the Franchisor, including all “brand standard” requirements of the Franchisor.  The existing management agreement and the Franchise Agreement are in full force and effect.  No default has occurred and is continuing under the existing management agreement or the Franchise Agreement and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(o)           Construction of Hotel.

(i)            To the knowledge of Navin C. Dimond, the Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with the Contracts, Plans and Specs, and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii)           To the knowledge of Seller, the Personal Property is in good condition and operating order.

(iii)          To the knowledge of Seller, all easements necessary or desirable for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

(p)           Disclosure.  No representation or warranty or other statement made by Seller in this Contract or the certificates delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  Seller has no knowledge of any fact that has specific application to the Hotel (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Hotel that has not been set forth in this Contract.

7.2           Deleted.

7.3           Buyer’s Representations, Warranties and Covenants.  Buyer represents, warrants and covenants:

(a)           Authority; No Conflicts.  Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia.  Buyer has obtained all necessary consents of the Board of Directors of Buyer and is fully authorized to enter into and complete the transactions contemplated by this Contract.  No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.  Neither the execution nor the performance of, or compliance with, this Contract by Buyer has resulted, or will result, in a violation of or conflict with Buyer’s articles of incorporation or bylaws or any agreement, order, decree, ruling or injunction to which Buyer is subject or a party or by which Buyer is bound, except where such violation or conflict would not have a material adverse effect on Buyer or Buyer’s ability to consummate the transactions contemplated hereby.

(b)           Bankruptcy.  Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.4           No Implied Representations or Warranties.  Buyer acknowledges and agrees that, except as expressly set forth herein, Seller shall not be deemed to have made any additional representations or warranties with respect to the Property and the subject matter of this Contract, whether express or implied.

7.5           Survival.  All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing

Date.  All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

7.6           Notice of Breach.  Each of the parties hereto shall give to the other party prompt written notice with particularity upon receipt of notice or having knowledge of any matter that would constitute a breach of any representation, warranty, agreement or covenant contained in this Contract.

ARTICLE VIII
ADDITIONAL COVENANTS

8.1           Subsequent Developments.  After the date of this Contract and until the Closing Date, Seller shall keep Buyer fully informed of all subsequent developments (“Subsequent Developments”) which would cause any representations or warranties of Seller contained in this Contract to be no longer accurate in any material respect.

8.2           Operations.  From and after the date hereof through the Closing on the Property, Seller shall comply with the existing management agreement and the Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of the existing management agreement and the Franchise Agreement:

(a)           Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the existing management agreement and the Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts and Advance Bookings for the use of the Hotel’s facilities and retaining such bookings in accordance with the terms of the existing management agreement and the Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b)           Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the existing management agreement, the Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c)           Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d)           Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, Supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e)           Advise Buyer promptly in writing of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f)            Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g)           Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the date any of the same may become delinquent, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h)           Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i)            Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated without the prior written consent of Buyer.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine Hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing.  Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period.  Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel (other than routine Hotel room bookings or Advance Bookings entered into in the ordinary course of business as provided in paragraph (a) of this Section 8.2), or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3           Third Party Consents.  Prior to the Closing Date, Seller shall, at Seller’s expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer (provided that it shall be a condition to Closing for Buyer and Seller that the Franchisor provide the consents contemplated by Article V),or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D-2 and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4           Employees.  Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, the Hotel staff and the existing manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing.  Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of the Property or the existing management agreement or the Franchise Agreement.

8.5           Estoppel Certificates.  Seller shall obtain from each lessor under each FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller during the Review Period and reasonably acceptable to Seller, and deliver such certificates to Buyer not less than five (5) days before the Closing.

8.6           Access to Financial Information.  Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder.  Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel.  Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter.  The provisions of this Section shall survive Closing or termination of this Contract.

8.7           Bulk Sales.  At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.8           Indemnification.  If the transactions contemplated by this Contract are consummated as provided herein:

(a)           Indemnification of Buyer.  Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’

fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i)            any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii)           the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii)          any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv)          any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v)           the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

(b)           Indemnification of Seller.  Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i)            the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii)           the conduct and operation by or on behalf of Buyer of its business at the Hotel or Buyer’s ownership or use of the Property after the Closing; provided, however, that in no event shall Buyer be obligated to indemnify Seller from or against any loss, judgment, liability, claim, damage or expense arising out of or relating to any acts or omissions of the Manager; and

(iii)          any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c)           Indemnification Procedure for Claims of Third Parties.  Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i)            The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii)           If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability.  If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time.  If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall  notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii)          Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party.  Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right  to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned.  If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv)          In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the

Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v)           In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

(d)           Cut-off Date for Claims.  The indemnification obligations of Seller and Buyer pursuant to this Section 8.8 shall terminate on the date which is one (1) year after the Closing Date, except as to claims asserted in writing within such one (1) year period.

(e)           Security for Seller’s Indemnification Obligations.  To ensure the timely payment by Seller of any indemnification obligations of Seller that might arise pursuant to this Section 8.8, from and after the Closing Date, Seller shall maintain on deposit in Seller’s deposit account(s) the minimum sum of Two Hundred Thousand and No/100 Dollars ($300,000.00) to fund any indemnification obligations of Seller under Section 8.8 of this Contract.  Seller’s obligation to maintain such amount in Seller’s deposit account(s) shall terminate thirteen (13) full calendar months after the Closing Date; provided, however, if there are any claims then pending for which Seller may be required to indemnify Buyer pursuant to this Section 8.8, Seller shall continue to maintain in Seller’s deposit account(s) until such claims are resolved an amount sufficient to cover Seller’s potential liability under this Section 8.8 (but not in excess of $300,000.00).  At any time during which Seller is required to maintain the sums provided herein in Seller’s deposit account(s), Seller shall, within two (2) Business Days after receipt of Buyer’s written request therefor, provide evidence reasonably acceptable to Buyer in order to demonstrate Seller’s compliance with the terms of this Section 8.8(e).

8.9           Deleted.

8.10         Liquor Licenses.  As a condition to Buyer’s obligations under this Contract, (i) the Manager (or an affiliate thereof identified to Buyer during the Review Period) shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”) and, in the case of an affiliate of the Manager, the Hotel has the right to use such Liquor License, and (ii) if permitted under the laws of the jurisdiction in which the Hotel is located, the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller shall cooperate with reasonable requests from the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing.  If Alaska or local law requires Buyer to obtain Liquor Licenses in its own name, then the foregoing condition to closing shall be of no force and effect.

ARTICLE IX
CONDITIONS FOR CLOSING

9.1           Buyer’s Conditions for Closing.  Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract.  In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.  Notwithstanding the foregoing, however, in the event the failure of any condition is not the result of Seller’s refusal or inability to perform any of its duties and obligations hereunder, the Earnest Money Deposit and any interest earned thereon shall be paid to Seller.

(a)           All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b)           Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c)           Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d)           All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, Manager (or an affiliate thereof identified to Buyer during the Review Period), at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

(e)           Third Party Consents (if any are required) in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f)            Assignment of the Franchise Agreement or, if the Franchise Agreement is to be terminated as provided in Article V, such agreement shall have been terminated and a new franchise agreement, upon terms and conditions acceptable to Buyer, shall have been executed by the Franchisor; provided, however, if this condition has not been satisfied as of the date set for Closing pursuant to Section 10.1 hereof, Buyer and Seller may elect to mutually extend the Closing Date pursuant to Section 10.1 hereof.  Notwithstanding anything contained in this Agreement to the contrary, the Closing Date (defined below) may be extended unilaterally by Buyer in the event the condition contained in this Section 9.1(f) has not been satisfied.

(g)           As provided in Article V hereof, the existing management agreement shall have been terminated and the new Management Agreement shall have been executed by the Manager.

(h)           All accounts, escrow, reserves and cash required to be transferred by the terms of this Contract shall have been transferred to and become the property of Buyer.

ARTICLE X
CLOSING AND CONVEYANCE

10.1         Closing.

(a)           Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is not later than ten (10) days after expiration of the Review Period, provided that all conditions to Closing by Buyer and Seller hereunder have been satisfied including, without limitation, receipt of a new, or assignment of the existing, Franchise Agreement by or to Buyer as the case may be.  The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property.  The Closing shall be held at 10:00 a.m., Central Time, at the offices of the Title Company, or as otherwise determined by Buyer and Seller.  The parties acknowledge and agree that it shall not be necessary for either Buyer or Seller to be physically present at the Closing.

10.2         Deliveries of Seller.  At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing).

(a)           Deed.  A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b)           Bills of Sale.  Bills of sale to Buyer and/or its designated lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c)           Management Agreement and Franchise Agreement.  Evidence satisfactory to Buyer of the termination of the existing management agreement and execution and delivery by the Manager of a new Management Agreement with Buyer or its designated lessee, and an assignment of Seller’s interest in the Franchise Agreement to Buyer or its designated lessee (unless the existing Franchise Agreement is to be terminated as provided in Article V, in which case Buyer shall have received evidence of such termination and Buyer shall have entered into a new franchise agreement with the Franchisor).

(d)           General Assignments.  Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”).  The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames (exclusive of the “Pi” tradename or mark), Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel to the extent such items are assignable.

(e)           FIRPTA; 1099.  A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(f)            Title Company Documents.  All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company.  At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue such an irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price.

(g)           Possession; Estoppel Certificates.  Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases.  Estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance reasonably acceptable to Buyer.

(h)           Vehicle Titles.  The necessary certificates of title duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations and more particularly described on Exhibit G.

(i)            Authority Documents.  Certified copies of resolutions of the partners or members, as applicable, of Seller and the Manager authorizing the sale of the Property and the other transactions contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller and the Manager have full right, power and authority to do so, along with  certificates of good standing of the Manager from the State of its organization and of Seller from the State of its organization and the State in which the Property is located.

(j)            Miscellaneous.  Such other instruments as are contemplated by this Contract to be executed or delivered by Seller and/or the Manager, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the transactions contemplated by this Contract, including the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(k)           Plans, Keys, Records, Etc.  To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l)            Closing Statements.  Seller’s Closing Statement, and a certificate confirming the truth of the representations and warranties of Seller hereunder as of the Closing Date.

10.3         Buyer’s Deliveries.  At Closing of the Hotel, Buyer shall deliver the following

(a)           Purchase Price.  The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b)           Authority Documents.  Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c)           Miscellaneous.  Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d)           Closing Statements.  Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

All Closing costs shall be paid as set forth below:

11.1         Seller’s Costs.  In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer, provided that Buyer and Seller shall share equally all transfer and recordation taxes payable in connection with the recordation of the Deed.  Seller shall be responsible for all costs related to the termination of the existing management agreement with the Manager and execution of a new Management Agreement with the Manager (other than Buyer’s legal fees).  Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives.  Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property.

11.2         Buyer’s Costs.  In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives.  Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the Title Commitment and the issuance of the title insurance policy contemplated by Article IV, the per page recording charges for the Deed (if applicable) and one half (½) of all transfer and recordation taxes payable in connection with the recordation of the Deed.  As provided in Article V, Buyer shall also be responsible for costs related to the assignment and amendment of the Franchise Agreement or the termination of the Franchise Agreement and the execution of a new franchise agreement, as applicable.

ARTICLE XII
ADJUSTMENTS

12.1         Adjustments.  Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below.  All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Management Agreement and/or as settlement statement items as mutually directed by the parties.  Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.  Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a)           Taxes.  All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b)           Utilities.  All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto,

which charges shall be allocated to Seller.  Charges accruing after Closing shall be allocated to Buyer.  Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c)           Income/Charges.  All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d)           Accounts.  Seller shall fund at Closing the working capital account in the amount of $45,000.  Seller shall be entitled to a credit at Closing for amounts held in the following accounts to the extent transferred to and assumed by Buyer at Closing: (i) amounts held in reserve accounts and escrow accounts (including FF&E accounts, tax and insurance escrow accounts and utility deposits and (ii) petty cash, cash in cash registers and cash in vending machines, whether such accounts and/or amounts are held by or on behalf of the existing manager or any Lender or any other person or entity, all of which shall become the property of Buyer without Buyer being required to fund the same and without additional charge to Buyer.  Seller shall cause all such accounts and amounts to be transferred to Buyer at Closing.

(e)           Guest Ledger.  Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f)            Room Rentals.  All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer a credit at Closing in an amount equal to $35.00 per room to cover the expenses to be incurred by Buyer to clean such guests’ rooms.

(g)           Deposits.  To the extent Seller has received and not transferred to Buyer any portion of the Deposits, Buyer shall be entitled to a credit at Closing in an amount equal to that portion of the Deposits.  To the extent Seller has not received or has received and is transferring to Buyer at Closing any portion of the Deposits, Buyer shall not be entitled to a credit at Closing for that portion of the Deposits.

(h)           Accounts Receivable.  To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and collection thereof shall be the sole responsibility of Seller.

(i)            Accounts Payable.  To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j)            Restaurants, Bars, Machines, Other Income.  All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2         Reconciliation and Final Payment.  Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date.  Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums.  The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3         Employees.  Unless Buyer expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of an affiliate of the Manager to be identified to Buyer during the Review Period.  Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred.  Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller for the purposes of the adjustments to be made as of the Cutoff Time.  All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after the Cutoff Time shall be charged to Buyer, in accordance with the Management Agreement.  To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Management Agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

13.1         Risk of Loss; Notice.  Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller.  In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2         Buyer’s Termination Right.  If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract.  In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3         Procedure for Closing.  If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.  In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and any excess insurance proceeds shall remain the property of Seller, provided (i) Buyer has reviewed and approved the plans and specifications and proposed budget for any such repair and restoration work and (ii) the Manager guarantees to Buyer the quality of such repair and restoration work.

ARTICLE XIV
DEFAULT REMEDIES

14.1         Buyer Default.  If Buyer defaults under this Contract after the Review Period by failing to close as required hereunder, and such default continues for ten (10) days following written notice from Seller (provided no notice shall extend the time for Closing and provided further that, in the case of a failure by Buyer to deposit the Initial Earnest Money Deposit, the Second Earnest Money Deposit or the Extension Deposit (if any) with the Escrow Agent within the applicable time frames set forth in Section 2.5 and Section 3.5 above, the aforementioned ten (10) day period shall be reduced to five (5) days and Seller shall not be required to provide notice of such failure to Buyer), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

14.2         Seller Default.  If Seller defaults under this Contract by failing to close as required hereunder, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and Seller shall pay to Buyer the additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as liquidated damages, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages, specific performance and all other rights and remedies available at law or in equity.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that the failure of the Franchisor to provide the consents required pursuant to Article V hereof shall not constitute a default by Seller under this Contract.

14.3         Attorney’s Fees.  Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV
NOTICES

All notices required herein shall be deemed to have been validly given, as applicable:  (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Nine Hospitality Ownership, Inc. 814 East Main Street Richmond, Virginia 23219 Attention: Justin G. Knight, President Fax No.: (804) 344-8129

with a copy to:	Apple Nine Hospitality Ownership, Inc. 814 East Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349

If to Seller:	Denali Lodging, LLC c/o Stonebridge Companies 9100 East Panorama Drive, Suite 300 Englewood, Colorado 80112 Attention: Navin C. Dimond Fax No.: (303) 785-3107

with a copy to:
Brownstein Hyatt Farber & Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, CO 80202 Attention: Howard Pollack Fax No.: (303) 223-1111

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI
MISCELLANEOUS

16.1         Performance.  Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2         Binding Effect; Assignment.  This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3         Entire Agreement.  This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof.  No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4         Governing Law.  The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

16.5         Captions.  The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6         Confidentiality.  Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies):  (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel, Buyer’s consultants and agents, the Manager, the Franchisor, the Lender (if any) and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7         Closing Documents.  To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8         Counterparts.  This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9         Severability.  If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10       Interpretation.  For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11       (Intentionally Omitted)

16.12       Further Acts.  In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13       Joint and Several Obligations.  If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

[Signatures Begin on Following Page]

SELLER:

DENALI LODGING, LLC, a Colorado limited
liability company

By:	/s/ Navin C.Dimond
Name:	Navin C. Dimond
Title:	Manager

BUYER:

APPLE NINE HOSPITALITY OWNERSHIP,
INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President